Exhibit 10.15

Non-Employee Director Compensation

Type of Compensation	Amount
Monthly Retainer for Non-Employee Directors	$ 1,000
Stock Option Awards	(1)
Other Compensation	(2)

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(1)	Non-employee directors typically receive a stock option award upon joining the Board, and then typically receive annual grants. In 2009, the annual grant was 50,000 stock options.

(2)	Directors are reimbursed for out-of-pocket expenses.